American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$297,477
Class B	$7,926
Class C	$8,646
Class F	$9,073
Total	$323,122
Class 529-A	$3,461
Class 529-B	$399
Class 529-C	$618
Class 529-E	$160
Class 529-F	$92
Class R-1	$164
Class R-2	$1,358
Class R-3	$3,276
Class R-4	$995
Class R-5	$5,084
Total	$15,607

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5500
Class B	$0.3375
Class C	$0.3238
Class F	$0.5397
Class 529-A	$0.5294
Class 529-B	$0.3034
Class 529-C	$0.3066
Class 529-E	$0.4456
Class 529-F	$0.5806
Class R-1	$0.3161
Class R-2	$0.3201
Class R-3	$0.4450
Class R-4	$0.5203
Class R-5	$0.6043

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	550,547
Class B	23,813
Class C	27,549
Class F	17,026
Total	618,935
Class 529-A	7,075
Class 529-B	1,373
Class 529-C	2,141
Class 529-E	388
Class 529-F	185
Class R-1	520
Class R-2	4,585
Class R-3	7,654
Class R-4	1,874
Class R-5	9,162
Total	34,957

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.14
Class B	$28.95
Class C	$28.89
Class F	$29.07
Class 529-A	$29.11
Class 529-B	$29.01
Class 529-C	$29.01
Class 529-E	$29.04
Class 529-F	$29.13
Class R-1	$28.97
Class R-2	$28.94
Class R-3	$29.01
Class R-4	$29.09
Class R-5	$29.14